As filed with the Securities and Exchange Commission on November 3, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________

PZENA INVESTMENT MANAGEMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-899751
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

__________________

320 Park Avenue
New York, New York 10022
(Address of principal executive offices)

PZENA INVESTMENT MANAGEMENT, LLC AMENDED AND RESTATED
2006 EQUITY INCENTIVE PLAN
(Full title of the plan)

__________________

Jessica R. Doran
Chief Financial Officer
Pzena Investment Management, Inc.
320 Park Avenue, New York, New York 10022
Telephone: (212) 355-1600
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies all correspondence to:

Joan F. Berger
General Counsel
Pzena Investment Management, Inc.
320 Park Avenue, New York, New York 10022
Telephone: (212) 355-1600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,”  “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)(3)
Class A common stock, par value $0.01 per share	13,000,000	$11.90	$154,700,000	$19,260.15
Class B Unit Awards (3)	(4)	(4)	(4)	(4)
(1)
This Registration Statement registers 13,000,000 shares of Class A common stock (“Common Stock”) of Pzena Investment Management, Inc. (the “Company”) issuable upon exchange of an equivalent number of Class B units of Pzena Investment Management, LLC (“Class B Units”) reserved for issuance under the Pzena Investment Management, LLC Amended and Restated 2006 Equity Incentive Plan (the “Incentive Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of Common Stock that may become issuable by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction.

(2)
Computed in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales prices of Common Stock as reported on the New York Stock Exchange on November 2, 2017.

(3)
Includes rights to acquire Common Stock in exchange for Class B Units. Pursuant to Rule 416(a), this Registration Statement also covers an indeterminate number of additional Class B Unit Awards, including rights to acquire Common Stock, that may become issuable by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction involving Common Stock in accordance with the anti-dilution provisions of the Incentive Plan.

(4)
Included in the amount to be registered and the offering price of the Common Stock registered by this Registration Statement. Any value attributable to the Class B Units, representing rights to acquire Common Stock, is reflected in the market price of Common Stock, and such Class B Units will be sold for consideration not to exceed the value of the related Common Stock. Accordingly, there is no amount to be registered or offering price for the Class B Units beyond those for the Common Stock, and no registration fee is required with respect thereto.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 13,000,000 shares of Common Stock of the Company that may be issuable upon the exchange of Class B Unit Awards granted pursuant to the Incentive Plan. Class B Unit Awards may also be granted under the Incentive Plan if the Company determines to make awards under the Pzena Investment Management, LLC Amended and Restated Bonus Plan (the “Bonus Plan”). No securities are authorized for issuance under the Bonus Plan, however, and the Bonus Plan is included as an exhibit to this Registration Statement to provide information relevant to the Company’s use of the 2006 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information concerning the Incentive Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to participants in the Incentive Plan as specified by Rule 428 under the Securities Act.  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  The Company will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the Company will furnish to the Commission or its staff a copy of any or all of the documents included in such file. Such documents and the information incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed the Company with the Commission are incorporated by reference into this registration statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 13, 2017;

(b) The Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017, filed with the SEC on May 5, 2017, for the quarterly period ended June 30, 2017, filed with the SEC on August 8, 2017, and for the quarterly period ended September 30, 2017, filed with the SEC on November 3, 2017;

(c) The Company’s Current Reports on Form 8-K and 8-K/A filed with the SEC on January 9, 2017, February 7, 2017, February 7, 2017, March, 7, 2017, March 13, 2017, April 7, 2017, April 18, 2017, May 8, 2017, May 24, 2017, June 7, 2017, July 7, 2017, July 18, 2017, July 18, 2017, July 24, 2017, August 7, 2017, September 7, 2017, October 10, 2017 and October 17, 2017; and

(d) The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed on October 23, 2007, to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement.  Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement.

Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (“Delaware Law”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of, such corporation), by reason of the fact that such person is, or was, an officer, director, employee or agent of such corporation, or is, or was, serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually, and reasonably incurred, by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation’s best interests and, for any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by, or in the right of, the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

In accordance with Section 102(b)(7) of Delaware Law, the Company’s Second Amended and Restated Certificate of Incorporation contains a provision to limit the personal liability of its directors’ violations of their fiduciary duty. This provision limits each director’s liability to the Company and its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to the Company or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit.

The Company maintains directors’ and officers’ liability insurance, which covers directors and officers against certain claims or liabilities arising out of the performance of their duties, and it intends to maintain this insurance in place. In addition, the Company has entered into indemnification agreements with each of its directors. These agreements provide, in general, that the Company indemnify, and pay expenses on behalf of, these persons to the fullest extent permitted by applicable law.

The indemnification provisions noted above may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities arising under the Securities Act.

Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit No.		Description

4.1
Form of Certificate for Common Stock (incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration No. 333-143660), as amended. Such registration statement was originally filed with the Securities and Exchange Commission on October 22, 2007)

5.1		Opinion of Morgan, Lewis & Bockius LLP relating to the legality of the securities being registered hereby (filed herewith)

23.1		Consent of KPMG LLP, independent registered public accounting firm (filed herewith)

23.2		Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included on signature page)

99.1		Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Commission on August 8, 2017)

99.2	Am
Bonus Plan, as amended, dated October 21, 2008 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the Commission on November 13, 2008)

99.3
Amendment to Bonus Plan, dated December 2, 2014 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on March 16, 2015)

Item 9.  Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 3, 2017.

PZENA INVESTMENT MANAGEMENT, INC.

By:	/s / Jessica R. Doran
Name: Jessica R. Doran
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard S. Pzena and Jessica R. Doran, each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, in his or her name and on his or her behalf, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable to enable the Company to comply with the Securities Act, and any rules, regulations, or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of this registration statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities regulatory body, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable securities laws, including without limitation state securities laws, and to file the same, together with other documents in connection therewith with the appropriate authorities, including without limitation state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD S. PZENA Richard S. Pzena	Chairman of the Board of Directors, Chief Executive Officer and Co-Chief Investment Officer (Principal Executive Officer)	November 3, 2017

/s/ JESSICA R. DORAN	Chief Financial Officer and Treasurer	November 3, 2017
Jessica R. Doran	(Principal Financial Officer)

/s/ JOHN P. GOETZ John P. Goetz	Director, President and Co-Chief Investment Officer	November 3, 2017

/s/ WILLIAM L. LIPSEY William L. Lipsey	Director, President and Head of Business Development and Client Services	November 3, 2017

/s/ STEVEN M. GALBRAITH	Director	November 3, 2017
Steven M. Galbraith

/s/ JOEL M. GREENBLATT	Director	November 3, 2017
Joel M. Greenblatt

/s/ RICHARD P. MEYEROWICH	Director	November 3, 2017
Richard P. Meyerowich

/s/ CHARLES D. JOHNSTON	Director	November 3, 2017
Charles D. Johnston